Exhibit 23.3

                          CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Choice One Communications, Inc. 1998 Employee Stock Option Plan of our reports dated November 10, 1999, with respect to the financial statements of Atlantic Connections, Inc. and Atlantic Connections, Ltd., respectively, and our report dated June 4, 1999 (except for Note 9, as to which the date is November 3, 1999) with respect to the consolidated financial statements of Atlantic Connections, LLC, included in the Registration Statement (Form S-1 No. 333-91321) and related Prospectus of Choice One Communications, Inc., filed with the Securities and Exchange Commission.



                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 16, 2000